PROFUNDS

                              AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


     WHEREAS, ProFunds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series, including those set forth on Schedule A, as amended from time to time (collectively, the "Funds"); and

     WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, an Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds.

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

     1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in two classes: "Investor Class" shares and "Service Class" shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Investor Class shares and Service Class shares shall have the features described in Sections 3, 4 and 5 below.

     2. Sales Charge Structure. Shares of each class shall be offered at the then-current net asset value without the imposition of a front-end or contingent deferred sales charge.

     3. Distribution and Service Plan.

       (a) The Board of Trustees has adopted a Distribution and Service Plan pursuant to which each Fund may pay broker-dealers, investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals ("Authorized Firms") a fee at an annual rate of up to 1.00% of the average daily net assets of the Fund's Service Class shares attributable to an Authorized Firm's clients who are beneficial owners of Service Class shares as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services (collectively, "Services") described in Section 3(b) pursuant to an agreement with an Authorized Firm.

       (b) As used herein, Services may include, without limitation:

       o the provision of personal and continuing services to beneficial owners of Service Class shares;

       o receiving, aggregating and processing purchase, exchange and redemption orders of shareholders;

       o providing and maintaining retirement plan records;

       o communicating periodically with shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;

       o maintaining account records and providing beneficial owners with account statements;

       o processing   dividend   payments   for   Service   Class   shares  held
         beneficially;

       o providing   sub-accounting  services  for  Service  Class  shares  held beneficially;

       o issuing shareholder reports and transaction confirmations;

       o forwarding shareholder communications to beneficial owners of Service Class shares;

       o receiving, tabulating and transmitting proxies executed by beneficial owners of Service Class shares;

       o performing daily investment ("sweep") functions for shareholders;

       o providing investment advisory services;

       o general account administration activities;

       o advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses;

       o paying employees or agents of the distributor of the Service Class shares, other securities broker-dealers, sales personnel, or "associated persons" of the Trust who engage in or support the provision of services to investors and/or distribution of the Service Class shares, including salary, commissions, telephone, travel and related overhead expenses;

       o incurring expenses of training sales personnel regarding the Funds;

       o preparing,  printing  and  distributing  prospectuses,   statements  of
         additional information and reports to prospective investors;

       o organizing and conducting sales seminars and meetings;

       o paying fees to one or more Authorized Firms in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

       o incurring costs and expenses in implementing and operating the Distribution and Service Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

       o such other similar activities and services as determined by the Board of Trustees from time to time.

     4. Allocation of Income and Expenses. (a) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

       (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

       (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

       (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution and/or shareholder services plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to approval or ratification by the Board of Trustees, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the "Code").

       Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust and Fund, respectively. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

     5. Exchange Privileges. Shareholders may exchange shares of one class of a Fund at net asset value without any sales charge for shares of any other class of the Fund or for shares of any class offered by another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

     6. Conversion Features. The Funds currently do not offer a conversion feature.

     7. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual reports concerning all allocated Class Expenses and servicing expenditures. In the reports, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee or other expenses charged to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class.

     8. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the
Funds:

       (1) On a daily basis, a fund accountant shall calculate the shareholder services fee to be charged to the Service Shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the class to the result of that calculation.

       (2) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

       (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values for all Funds except the Money Market ProFund, for which it will be based on the relative value of settled shares.

       (4) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 8 of this Plan, using the allocated income and expense calculations from paragraph (3) above, and the additional fees calculated from paragraphs (1) and (2) above.

       (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     9. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

     10. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and
(b) the independent Trustees.

     11. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

     12. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

     IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of June 19, 2001.


                                                     PROFUNDS


                                                     By:
                                                         ----------------------
                                                     Title:  Secretary



                                   SCHEDULE A
                           TO THE AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN


Money Market ProFund                                                    Healthcare UltraSector ProFund
Bull ProFund                                                            Industrial UltraSector ProFund
UltraBull ProFund                                                       Internet UltraSector ProFund
Bear ProFund                                                            Pharmaceuticals UltraSector ProFund
UltraBear ProFund                                                       Precious Metals UltraSector ProFund
UltraOTC ProFund                                                        Real Estate UltraSector ProFund
UltraShort OTC ProFund                                                  Semiconductor UltraSector ProFund
UltraEurope ProFund                                                     Technology UltraSector ProFund
UltraSmall-Cap ProFund                                                  Telecommunications UltraSector ProFund
UltraMid-Cap ProFund                                                    Utilities UltraSector ProFund
UltraJapan ProFund                                                      Wireless Communications UltraSector
Basic Materials UltraSector ProFund                                     ProFund
Biotechnology UltraSector ProFund                                       OTC ProFund
Consumer Cyclical UltraSector ProFund                                   Airlines UltraSector ProFund
Consumer Non-Cyclical UltraSector                                       Banks UltraSector ProFund
ProFund                                                                 Entertainment and Leisure UltraSector
Energy UltraSector ProFund                                              ProFund
Financial UltraSector ProFund                                           Oilfield Equipment and Services
Small-Cap ProFund                                                       UltraSector ProFund
Small-Cap Value ProFund                                                 Mid-Cap ProFund
Small-Cap Growth ProFund                                                Mid-Cap Value ProFund
                                                                        Mid-Cap Growth ProFund






Date: June 20, 2001